EXHIBIT 10.17

CLASS B COMMON STOCK AND WARRANT PURCHASE AGREEMENT

by and among

RAYMOND KARSAN HOLDINGS, INC.

and

PARTHENON INVESTORS, L.P.

PCIP INVESTORS

JMH PARTNERS CORP.

SHAD RUN INVESTMENTS, L.P.

TSG CO-INVESTORS, LLC

THE SHATTAN GROUP, LLC

THOMAS S. SHATTAN

GREGORY E. MENDEL

G. KEVIN FECHTMEYER

Dated as of December 16, 1999

CLASS B COMMON STOCK AND WARRANT PURCHASE AGREEMENT

This Class B Common Stock and Warrant Purchase Agreement (the “Agreement”) dated as of December 16, 1999 by and among Raymond Karsan Holdings, Inc., a Pennsylvania corporation (“RK Holdings” and together with its subsidiaries, the “Company”), Parthenon Investors, L.P., a Delaware limited partnership (the “Parthenon Investors”), PCIP Investors, a Delaware general partnership (“PCIP”), JMH Partners Corp., a Delaware corporation (together with Parthenon Investors and PCIP, “Parthenon”), Shad Run Investments, L.P., a Delaware limited partnership (“Shad Run”), TSG Co-Investors, LLC, a Delaware limited liability company (“TSG”), The Shattan Group, LLC, a Delaware limited liability company, Thomas S. Shattan, Gregory E. Mendel, and G. Kevin Fechtmeyer (together with The Shattan Group, LLC, Thomas S. Shattan and Gregory E. Mendel, “Shattan”) (Shattan, Parthenon, Shad Run and TSG are referred to herein collectively as the “Investors”) provides for the issuance and sale of certain shares of Class B common stock and warrants for the purchase of Class A common stock of the Company. To the extent an Investor assigns certain of its rights under this Agreement to any co-investment fund or Affiliate, such entities, together with the Investors, will be referred to as the “Investors.”

Recitals

WHEREAS, the Company recently effected a reorganization (the “Reorganization”), whereby International Holding Company, Inc., a Pennsylvania corporation (“IHC”) and Insurance Services, Inc., a Pennsylvania corporation (“ISI”) were merged with and into Raymond Karsan Associates, Inc. (“RKA”), a wholly owned subsidiary of RK Holdings;

WHEREAS, RK Holdings wishes to issue and sell to Parthenon, Shad Run and TSG and Parthenon, Shad Run and TSG wish to purchase from RK Holdings 98,948 shares of Class B Common Stock, $.01 par value (“Class B Common Stock”), of RK Holdings, Warrants for the purchase of 9,905 shares of Class A Common Stock, $.01 par value, of RK Holdings (“Class A Common Stock”) at an exercise price of $0.01 per share, in the form of Exhibits A-1 and A-2 hereto (the “Class A-1 Warrants” and “Class A-2 Warrants”), Warrants for the purchase of 17,888 shares of Class A Common Stock of RK Holdings at an exercise price of $835.00 per share, in the form of Exhibit B hereto (the “Class B Warrants” and, collectively with the Class A-1 and A-2 Warrants, the “Cash Warrants”), and certain rights to require the Company to repurchase certain shares of Class B Common Stock and Warrants pursuant to the Investor Put Agreements between RK Holdings and each of such Investors (the “Put Rights”). The Class B Common Stock, the Cash Warrants, and the Put Rights are referred to herein collectively as the “Purchased Securities”. The terms of the Class B Common Stock are set forth in the Amended and Restated Articles of Incorporation of RK Holdings, a copy of which is set forth as Exhibit F hereto, which has been filed by RK Holdings with the Pennsylvania Secretary of State’s office immediately prior to the Closing hereunder.

1

WHEREAS, RK Holdings wishes to issue and sell to Shattan, and Shattan wishes to purchase from RK Holdings, Warrants for the purchase of 3,962 shares of Class A Common Stock, at an exercise price of $167 per share, in the form of Exhibit D hereto (the “Class D Warrants”) and Warrants for the purchase of 328 shares of Class A Common Stock of RK Holdings, at an exercise price of $835 per share, in the form of Exhibit E hereto (the “Class E Warrants”, and together with the Class D Warrants, the “Shattan Warrants”). The Cash Warrants and the Shattan Warrants are referred to collectively herein as the “Investor Warrants”;

WHEREAS, the Company will redeem at Closing, on terms which shall be reasonably satisfactory to the Investors, all of its capital stock owned by each of Barry Raymond and Jerry Connolly for an aggregate price of $7,338,564.00 (the “Raymond Redemption Agreement” and the “Connolly Redemption Agreement”, respectively);

WHEREAS, the Company will issue Class C-1 Warrants and Class C-2 Warrants for the purchase, in the aggregate, of 9,905 shares of Class A Common Stock to Existing Stockholders as a dividend on the Closing Date;

WHEREAS, the Board of Directors of RK Holdings has approved and deems it advisable and in the best interest of RK Holdings to complete the transactions hereinabove described upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of such transactions, the Board of Directors of each of RK Holdings, ISI and IHC have unanimously approved and the stockholders of both ISI and IHC have each by majority vote approved this Agreement.

Agreement

Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

Certain capitalized terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 10 hereof.

2.	THE ISSUANCE AND SALE.

2.1 The Issuance and Sale. On the Closing Date (as defined in Section 3.1 below), subject to the terms and conditions set forth in this Agreement, Parthenon, Shad Run and TSG will purchase and RK Holdings will sell and issue: (a) 98,948 shares of RK Holdings’ Class B Common Stock, (b) the Class A-1, Class A-2 and Class B Warrants for the purchase of shares of RK Holdings’ Class A Common Stock, and (c) the Put Rights requiring RK Holdings to repurchase from Parthenon, Shad Run and TSG certain shares of Class B Common Stock and Warrants for $22,000,000 (the “Cash Investment”).

2.2 The Seller Warrants. On the Closing Date (as defined in Section 3.1 below), RK Holdings will issue to the Existing Stockholders as a dividend Class C-1 and Class C-2 Warrants for the purchase, in the aggregate, of 9,905 shares of RK Holdings’ Class A Common Stock, in the form of Exhibit C-1 and Exhibit C-2 hereto (the “Seller Warrants”).

2.3 The Shattan Warrants. On the Closing Date (as defined in Section 3.1 below), subject to the terms and conditions set forth in this Agreement, RK Holdings will issue to Shattan (a) the Class D Warrants for the purchase of 3,962 shares of RK Holdings’ Class A Common Stock and (b) the Class E Warrants for the purchase of 328 shares of RK Holdings’ Class A Common Stock.

2.4 Purchase Price Adjustments.

2.4.1 In the event that the Company recognizes a Tax Liability at any time after the Closing, the aggregate amount paid for the Purchased Securities shall be adjusted and shall require either (a) a return of cash to the Investor equal to 47% of the total Tax Liability (the “Cash Adjustment”) or (b) a distribution of additional shares of Class B Common Stock equal to the amount of the Cash Adjustment divided by $167. RK Holdings shall make the foregoing adjustment in accordance with clause (b) above if the Board of Directors (including at least one Investor Director) determines that making the adjustment pursuant to clause (a) above would (i) constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any agreement to which the Company is, from time to time, a party or (ii) leave the Company with less cash than, in the good faith judgment of the Board of Directors, is necessary to operate the business of the Company and its subsidiaries in the ordinary course or business.

2.4.2 After the Closing, the number of outstanding Investor Securities and Seller Warrants shall be adjusted (the “Adjustment”) as follows:

(a) the Company shall issue (i) to each Investor a number of additional shares of Class B Common Stock equal to such Investor’s Class B Common Adjustment, if any, (ii) to each Investor, additional Class A Warrants exercisable for a number of shares of Class A Common Stock equal to such Investor’s Class A Warrant Adjustment, (iii) to each Parthenon Investor additional Class B Warrants exercisable for a number of shares of Class A Common Stock equal to its Class B Warrant Adjustment, if any, (iv) to each holder, additional Class C Warrants exercisable for a number of shares of Class A Common Stock equal to such holder’s Class C Warrant Adjustment, (v) additional Class D Warrants exercisable for a number of shares of Class A common Stock equal to the Class D Warrant Adjustment, if any, and (vi) additional Class E Warrants exercisable for a number of shares of Class A common Stock equal to the Class E Warrant Adjustment, if any.

(b) each Call Right Agreement and each Investor Put Agreement shall be automatically amended to increase the number of shares subject to the Class B Call Right and the Primary Put Right by the relevant Call Right Adjustment, if any, and to increase the number of shares subject to the Secondary Put Right by the relevant Put Right Adjustment, if any.

2.4.3 As soon as practicable, and in any event within 120 days, after the Closing Date, the Company shall cause Deloitte & Touche LLP (or other independent certified public accountants of recognized national standing selected by Company) to prepare and deliver to Parthenon an audited consolidated balanced sheet as of December 31, 1999 and related statement of earnings of the Company for the year ended December 31, 1999 (the “1999 Statement of Earnings”). The 1999 Statement of Earnings shall be prepared in accordance with GAAP in a manner consistent with the preparation of the Company’s most recent audited financial statements delivered to Parthenon prior to the date of this Agreement. The Company shall prepare and deliver to Parthenon, simultaneously with the delivery of the 1999 Statement of Earnings, a statement (the “Statement”) setting forth in reasonable detail the Company’s calculation of its Adjusted EBITDA, and its calculation of the Adjustment, if any.

2.4.4 Parthenon’s accountants shall, at the Company’s expense, have 45 days after the delivery of the 1999 Statement of Earnings and the Statement to dispute any portion of the Company’s calculation of the 1999 Statement of Earnings or the Adjustment (a “Dispute”). The Company shall cause its accountants to make their work papers available to Parthenon’s accountants. In the event of a Dispute, Parthenon or its accountants may deliver a notice of the Dispute to the Company (the “Disagreement Notice”), specifying, in reasonable detail, those items or amounts in the 1999 Statement of Earnings as to which Parthenon disagrees. If Parthenon does not deliver a Disagreement Notice to the Company within such 45-day period, the 1999 Statement of Earnings and the Statement shall become final, conclusive and binding on all of the parties hereto for all purposes of calculating the Adjustment and shall not be subject to appeal of any kind.

2.4.5 If Parthenon or its accountants delivers a Disagreement Notice to the Company pursuant to Section 2.4.4, Parthenon and its accountants and the Company and its accountants shall use their reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Adjustment. If both parties do not resolve all disputed items or amounts within 30 days after delivery of the Disagreement Notice, this Agreement and the disputed items and amounts will be submitted to an independent nationally recognized accounting firm mutually acceptable to both Parthenon and the Company (the “Independent Accountants”) for determination of the appropriate Adjustment pursuant to this Section 2.4. The written report of the Independent Accountants (the “Report”) shall be delivered to each of the Company and Parthenon promptly, and shall be final, conclusive and binding upon each of the Sellers and the Buyer. The procedures for resolution of disputes concerning the 1999 Statement of Earnings and the Statement set forth in Section 2.4.4 hereof and this Section 2.4.5 shall be final, conclusive and binding on all of the parties hereto for all purposes of calculating the Adjustment, and shall not be subject to appeal of any kind. The fees and expenses of the Independent Accountants shall be borne equally by the Company, on the one hand, and the Investors, on the other hand, and each of the Company and the Investors agree to execute a reasonably acceptable engagement letter, if requested to do so by the Independent Accountants.

2.4.6 From the Closing Date until the final determination of the Adjustment, the Company shall give Parthenon, its accountants and the Independent Accountants, if any, reasonable access to the Company’s books and records and their respective employees who are responsible for financial matters.

2.4.7 The Adjustment, if any, shall be computed as follows:

(a) calculate the excess of $7.5 million over the Adjusted EBITDA (the “Deficit”),

(b) multiply the Deficit by 6, and divide by $45 million (the “Interim Adjustment Percentage”),

2.4.8 Calculation of adjusted total capitalization

(a) Management Share and Option Percentage (the “MSOP”) = TSOP-Interim Adjustment Percentage

(i) TSOP = total equity percentage prior to the Adjustment represented by shares held by stockholders other than Investors and by options outstanding or authorized for issuance pursuant to Section 6.9 (assuming the exercise of all options and the Class A and Class D Warrants)

(b) Total Outstanding Initial Adjusted (“TOIA”) = MSO/MSOP

(i) MSO = total number of shares outstanding held by stockholders who are not investors and total shares of Class A Common Stock issuable in respect of options outstanding or authorized for issuance pursuant to Section 6.9

(c) Investor Percentage = with respect to any security in question, number of Class A shares represented by the amount of such security held by such holder/Investor prior to the Adjustment / total number of Class A shares represented by the total outstanding amount of such security prior to the Adjustment

2.4.9 Class A-1 Warrant Adjustments

(a) Adjusted Class A-1 Warrant (“ACAW”) = TOIA * CAWP * Investor Percentage

(i) CAWP = 2.5% + (.5 * Interim Adjusted Percentage)

(b) Class A Warrant Adjustment = ACAW - CAW

(i) CAW = total number of shares of Class A Common Stock issuable to such Investor upon the exercise of the Class A Warrant prior to the Adjustment

2.4.10 Class C-1 Warrant Adjustments

(a) Adjusted Class C Warrant (“ACCW”) = TOIA * CCWP * Investor Percentage

(i) CCWP = 2.5% + (.5 * Interim Adjusted Percentage)

(b) Class C Warrant Adjustment = ACCW - CCW

(i) CCW = total number of shares of Class A Common Stock issuable to such holder upon the exercise of the Class C Warrant prior to the Adjustment

2.4.11 Class D Warrant Adjustments

(a) Adjusted Class D Warrant (“ACDW”) = TOIA * 1.8%* Investor Percentage

(b) Class D Warrant Adjustment = ACDW - CDW

(i) CDW = total number of shares of Class A Common Stock issuable to such Investor upon the exercise of the Class D Warrant prior to the Adjustment

2.4.12 Class B Warrant Adjustments

(a) Adjusted Class B Warrants (“ACBW”) = TOFD * 7.5% * Investor Percentage

(i) TOFD = MSO / DMSOP

(ii) DMSOP = MSOP * 92.36%

(b) Class B Warrant Adjustment = ACBW - CBW

(i) CBW = total number of shares of Class A Common Stock issuable to such Investor upon the exercise of the Class B Warrant prior to the Adjustment

2.4.13 Class E Warrant Adjustments

(a) Adjusted Class E Warrant (“ACEW”) = TOFD * 1.8% * Investor Percentage

(b) Class E Warrant Adjustment = ACEW - CEW

(i) CEW = total number of shares of Class A Common Stock issuable to such Investor upon the exercise of the Class E Warrant

2.4.14 Class B Common Stock Adjustments

(a) Investor Class B Common Initial Adjusted (“CBCIA”) = TOIA * CBP * Investor Percentage

(i) CBP = 27.5% + (.5 * Interim Adjustment Percentage)

(b) Investor Initial Adjusted Percentage (“IIAP”) = Investor Holdings / Adjusted Outstanding

(i) Investor Holdings = the sum of such Investor’s CBCIA, ACAW, ACBW, ACDW.

(ii) Adjusted Outstanding = the sum of the CBCIA for all Investors + all outstanding Class A Common Stock + such Investor’s ACAW, ACBW and ACDW.

(c) Investor Final Adjustment Percentage (“IFAP”) = IIAP / 80%

(d) Investor Final Adjustment (“IFA”) = ((IFAP * Adjusted Outstanding) - Investor Holdings / (1 - IFAP))

(e) Class B Common Adjustment for each Investor = CBCIA + IFA + 5 - Class B Common Stock held by such Investor prior to the Adjustment

2.4.15 Call Right Adjustments

(a) Call Right Adjustment for each Investor = IFA + 5 - CRS

(i) CRS = number of shares of Class B Common Stock subject to the Class B Call Right in such Investor’s Call Right Agreement prior to the Adjustment.

2.4.16 Put Right Adjustments

(a) Put Right Adjustment for each Investor = CBCIA - PRS

(i) PRS = number of shares of Class B Common Stock subject to the Secondary Put Right in such Investor’s Investor Put Agreement prior to the Adjustment.

3.	THE CLOSING.

3.1 Time and Place of Closing. The closing of the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ropes & Gray, One International Place, Boston, or such other location as the parties may agree, at 10:00 a.m. (Boston time) on December 16, 1999 or if the conditions to Closing set forth in Sections 8 and 9 hereof shall not have been satisfied at such date, at such later time or date prior to termination of this Agreement as the Investors may specify by not fewer than three (3) business days prior written notice to the Company (such date being referred to herein as the “Closing Date”).

3.2 Closing Date Transfers. At the Closing:

3.2.1 Parthenon, Shad Run and TSG will deliver the Cash Investment to the Company by wire transfer of immediately available federal funds as directed by the Company; and

3.2.2 the Company will issue to the Investors certificates and warrants representing the Purchased Securities and the Shattan Warrants.

4.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.

In order to induce the Investors to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Investor as follows:

4.1 Organization, Power and Standing. RK Holdings and each of its Subsidiaries is a corporation duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority to execute, deliver and perform each of the Transaction Agreements to which it is a party, to carry on the Business as currently conducted and to consummate the transactions contemplated hereby. The Company has heretofore delivered to the Investors a true and complete copy of (a) the Charter and By-laws of the Company and each of its Subsidiaries (including the charter and By-laws of ISI and IHC in effect prior to the Reorganization), (b) the minute books of the Company and each of its Subsidiaries and (c) the stock or other ownership interest ledger of the Company and each of its Subsidiaries, each of which is accurate and complete through the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing as such, in each jurisdiction listed on Schedule 4.1, and the jurisdictions so listed are the only jurisdictions where the failure to be so qualified or licensed and in good standing would have a Material Adverse Effect.

4.2 Capitalization and Investments.

4.2.1 The total capital stock authorized and the capitalization of RK Holdings is set forth on Schedule 4.2.1. All of the Class A Common Stock will be owned of record by the Existing Stockholders on the Closing Date in the amounts set forth with respect to such stockholders under the heading “Class A Stock Ownership” on Schedule 4.2.1 hereto. All of the outstanding shares of capital stock of RK Holdings are duly authorized and validly issued, fully paid and nonassessable.

4.2.2 Except as set forth on Schedule 4.2.2, there is no Contractual Obligation or Charter or By-law provision which obligates the Company to issue, purchase or redeem, or make any payment in respect of, any shares of capital stock or other securities convertible into or exchangeable for shares of capital stock or which provides for any stock appreciation or similar right or grants any right to share in the equity, income, revenues or cash flow of the Company.

4.2.3 Except as set forth on Schedule 4.2.3, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which any Existing Stockholder or the Company is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any shares of capital stock of RK Holdings.

4.2.4 Except as disclosed on Schedule 4.2.4, all of the outstanding shares of capital stock of the Subsidiaries of RK Holdings are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by RK Holdings free and clear of any Liens. Except as disclosed on Schedule 4.2.4, there are no (i) outstanding options obligating any of the Subsidiaries to issue or sell shares of capital stock of such Subsidiary or to grant, extend or enter into any such option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company with respect to the voting of, or the right to participate in dividends or other earnings on, any capital stock of the Subsidiaries.

4.2.5 The Company does not have an Investment in any Person other than Investments in (a) demand deposit or money market accounts, (b) cash equivalents (i.e., marketable obligations issued or guaranteed by the government of the United States that mature within 180 days of the acquisition thereof or money market funds that invest in securities similar to such United States government securities) and (c) Investments listed on Schedule 4.2.5.

4.3 Financial Statements, etc.

4.3.1 Financial Information. The Company has heretofore delivered to the Investors true and complete copies of each of the following (collectively, the “Financial Statements”):

(a) The audited combined balance sheets of the Company as of December 31, 1997 and 1998, and the combined statements of operations, of stockholders’ equity (deficiency), and of cash flow for the respective fiscal years ended December 31, 1997 and 1998, together with the notes thereto and reports thereon by Deloitte & Touche (the “Year End Financials”).

(b) The audited combined balance sheet of the Company as of June 30, 1999, and the related combined statements of operations, of stockholders’ equity (deficiency), and of cash flow for the six months then ended, together with the notes thereof and report thereon by Deloitte & Touche (the “Six Month Financials”).

(c) Monthly unaudited financial statements of the Company, consisting of a balance sheet and related statements of earnings and changes in retained earnings and cash flow, for each calendar month since December 31, 1998 through October 31, 1999 (the “Interim Financials” and together with the Year End Financials and the Six Month Financials, the “Financial Statements”).

(d) The pro forma financial information of the Company (the “Pro Formas”), included in the Offering Memorandum.

(e) The projected financial information of the Company (the “Projections”) included in the Offering Memorandum.

4.3.2 Character of Financial Information. Except as set forth on Schedule 4.3.2, the Financial Statements (including the notes thereto) were prepared in accordance with GAAP consistently applied throughout the periods specified therein. The Financial Statements are correct and complete and present fairly, in all material respects, the financial position and results of operations of the Company for the periods specified therein, and are consistent with books and records of the Company subject in the case of the Interim Financials to an absence of notes and normal year-end adjustments which will not in the aggregate be material. The Pro Formas were prepared in good faith and represent the effects of the referenced transactions on the Financial Statements covered thereby. The Projections were prepared in good faith, based on assumptions believed to be reasonable, and represent the Company’s best estimate as of the date hereof respecting the Company’s financial performance for the periods covered thereby.

4.4 Title to Assets. The Company has good and marketable title to or, in the case of property held under lease or other Contractual Obligation, a valid and Enforceable right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible (collectively, the “Assets”), including without limitation all properties, rights and assets reflected in the Balance Sheet (except for Assets which have been sold or otherwise disposed of since the Balance Sheet Date as permitted under Section 4.12 hereof). The Assets are not subject to any Lien other than Liens described on Schedule 4.4. The tangible Assets are in good working order, operating condition and state of repair, ordinary wear and tear excepted. The Assets constitute all properties, rights and assets held for, used in or necessary for the conduct of the Business of the Company as currently conducted.

4.5 Compliance with Laws, etc. The operations of the Business as heretofore or currently conducted were not and are not in violation of, nor is the Company in default or violation under, any Legal Requirement, except for such violations or defaults as have not had and will not have in the aggregate a Material Adverse Effect. To the Knowledge of the Company, all future expenditures with respect to the operations of its Business as currently conducted that are required to meet the provisions of any Legal Requirement currently in effect (or, to the Knowledge of the Company, enacted but to take effect in future) will not in the aggregate have a Material Adverse Effect. The Company has been duly granted all licenses, permits, franchises and other authorizations under any Legal Requirement necessary for the conduct of the Business as currently conducted or currently proposed to be conducted, except licenses, permits, franchises and other authorizations the failure of which to have been obtained has not had and will not have in the aggregate a Material Adverse Effect.

4.6 Non-Contravention, etc. Neither the execution and delivery of this Agreement nor the consummation by the Company of any of the transactions contemplated hereby does or will constitute, result in or give rise to (a) a breach of or a default or violation under any provision of the Charter or By-laws of the Company or (b), except as set forth on Schedule 4.6, (i) a breach or violation under any provision of any Contractual Obligation of the Company, (ii) the acceleration of the time for performance of any obligation under any such Contractual Obligation, (iii) the imposition of any Lien upon or the forfeiture of any Asset (including, without limitation, any Asset held under a lease or license), (iv) a requirement that any consent under, or waiver of, any such Contractual Obligations, Charter or By-law provision be obtained or (v) any severance payments, right of termination, modification of terms, or any other right or cause of action under any such Contractual Obligation or Charter or By-law provision, except in the case of clause (b)(i) above where such breaches, defaults, events or violation would not have a Material Adverse Effect.

4.7 Real Property.

4.7.1 Schedule 4.7.1 sets forth a list of the addresses of each location at which any equipment or inventory is located or where the Company has an office or other place of business.

4.7.2 The Company does not and has never owned any real property. Schedule 4.7.2 lists all contracts for the lease or sublease of real property by the Company currently in effect (the “Leases”). The Company has delivered to the Investor correct and complete copies of the Leases (as amended to date). To the best of the Company’s Knowledge, with respect to each Lease:

(a) the Lease is legal, valid binding, enforceable, and in full force and effect;

(b) the Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(c) the Company is not, and, to the Company’s Knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification, or acceleration thereunder or impair any right of the Company to exercise and obtain the benefit of any options contained in such Lease;

(d) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease;

(e) with respect to each Lease that is a sublease, the representations and warranties set forth in subsections (a) through (d) above are true and correct are true and correct with respect to the underlying Lease;

(f) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Lease; or

(g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

4.8 Litigation, etc. Except as set forth on Schedule 4.8, there is no litigation, at law or in equity, or any proceeding before or investigation by any Governmental Authority pending (or, to the Knowledge of the Company, threatened) against the Company, or any basis therefor, except for such potential litigation or proceedings which have not had and will not have in the aggregate a Material Adverse Effect. There is no litigation at law or in equity, or any proceeding before, or investigation by, any Governmental Authority, pending (or, to the Knowledge of the Company, threatened) against the Company, or any basis therefor, which seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby. No judgment, decree or order of any Governmental Authority (a) has been, to the Company’s knowledge, issued against any Person (other than the Company) which has had or will have a Material Adverse Effect or (b) has been issued against the Company.

4.9 Intellectual Property Rights. For purposes of this Agreement, “Intangibles” shall mean: all trade and product names; foreign letters patent, patents, patent applications, and unpatented proprietary developmental records; trademarks, service marks, logos and copyrights (including registrations and applications); trade secrets, know-how and other proprietary or confidential information; computer software; and other intangible property and rights that are directly or indirectly owned, licensed or otherwise used by the Company. Schedule 4.9 lists all significant Intangibles owned or used by the Company. Except as set forth on Schedule 4.9, the Company owns or has the valid right to use all Intangibles used in or necessary for the conduct of its Business as presently conducted free and clear of all liens, licenses or encumbrances of any kind. The Company has never received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation, including any claim that the Company must license or refrain from using any Intangibles. The use by the Company of the Intangibles does not infringe or misappropriate and has not infringed or misappropriated any rights of any third party, and, to the Company’s Knowledge, no activity, except as set forth on Schedule 4.9 hereto, of any third party infringes upon or misappropriates the rights of the Company with respect to any of the Intangibles. The Company does not own any patents, and has no pending patent applications, relating to the Business. Except as set forth on Schedule 4.9 hereto, no other Person has any ownership of or right to use the Intangibles (except such right to use such Intangibles as would not have a Material Adverse Effect) or has notified the Company in writing that it is claiming any ownership of or right to use any Intangibles.

4.10 Contracts, etc.

4.10.1 Certain Contractual Obligations. Set forth on Schedule 4.10.1 hereto is a true and complete list of all of the following Contractual Obligations of the Company:

(a) All collective bargaining agreements and other labor agreements, all employment or consulting agreements, and all other plans, agreements, arrangements, practices or other Contractual Obligations (other than any Employee Plan) which constitute Compensation or benefits, including post retirement benefits, to any of the officers or employees or former officers or employees (or any spouse or family member of any such current or former officer or employee) of the Company.

(b) All Contractual Obligations under which the Company is or may become obligated to pay any legal, accounting, brokerage, finder’s or similar fees or expenses in connection with, or has incurred any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or consummation of the transactions contemplated hereby.

(c) All Contractual Obligations (including, without limitation, options) to sell or otherwise dispose of any Assets other than in the Ordinary Course of Business.

(d) All Contractual Obligations under which the Company has or will after the Closing have any liability or obligation to or for the benefit of any Existing Stockholder or any other Affiliate of the Company.

(e) All Contractual Obligations under which the Company has any liability or obligation for Debt or constituting or giving rise to a Guarantee of any liability or obligation of any Person, or under which any Person has any liability or obligation constituting or giving rise to a Guarantee of any liability or obligation of the Company (including, without limitation, partnership and joint venture agreements).

(f) All Contractual Obligations, other than this Agreement, under which the Company is or may become obligated to pay any amount in respect of deferred or conditional purchase price, indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii).

(g) All Contractual Obligations for the sale of products or provision of services by the Company that (i) individually involve products or services having a value of at least $100,000, (ii) have a term extending more than one year after the Closing Date, (iii) to which the United States federal government or any state, local or foreign government or any agency or department of any of the foregoing is a party, or (iv) that renders the Company a subcontractor at any tier to any prime Contractual Obligation to which the United States federal government or any state, local or foreign government or any agency or department of any of the foregoing is a party.

(h) All purchase obligations (whether or not in the Ordinary Course of Business), which require minimum purchases by the Company.

(i) All advertising contracts.

(j) All standard forms of purchase orders and sales orders.

(k) All leases or other Contractual Obligations (including all amendments) under which any real property or other tangible asset is held or used by the Company.

(l) All leases or other Contractual Obligations under which the Company is liable as lessor with respect to any real property or other tangible asset.

(m) All licenses or other Contractual Obligations (including all amendments) under which any Intangible is held or used by the Company.

(n) All licenses or other Contractual Obligations under which the Company is liable as licensor with respect to any Intangibles.

(o) All Contractual Obligations under which the Company is or may be prohibited or restricted from competing (i) in any business, (ii) in any geographic area and/or (iii) for any current or potential customers anywhere in the world.

(p) All Contractual Obligations (other than purchase orders or sales orders) not required to be listed on Schedule 4.10.1 pursuant to clauses (a) through (n) above which individually involve liabilities of the Company in excess of $100,000.

The Company has heretofore delivered to the Investors a true and complete copy of each of the Contractual Obligations, or a narrative description of those Contractual Obligations that are not in writing, listed on Schedule 4.10.1 hereto, each as in effect on the date hereof and as it will be in effect at the Closing, including, without limitation, all amendments thereto.

4.10.2 Nature of Contracts, etc. Each Contractual Obligation to which the Company is a party is, and after giving effect to the Closing hereunder and the consummation of the transactions contemplated hereby will be, Enforceable by the Company except for such failures to be so Enforceable as have not had and will not have in the aggregate a Material Adverse Effect. No breach or default by the Company under any Contractual Obligation to which it is a party has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by any other Person under any of such contracts, other than such breaches, defaults and events as have not had and will not have in the aggregate a Material Adverse Effect. No breach or default by the Company under any Contractual Obligation or Legal Requirement to which it is a party or by which it or any of its property is bound or affected with respect to any Government Order. To the Knowledge of the Company, except as set forth on Schedule 4.10.2 hereto, no breach or default by any other Person under any of the foregoing has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by the Company under any of the foregoing, other than breaches, defaults and events which have not had and will not have in the aggregate a Material Adverse Effect.

4.11 Liabilities. The Company does not have any liabilities or other obligations, whether absolute, accrued, contingent, due, to become due, or otherwise, other than: (a) obligations and liabilities of the Company set forth on the Balance Sheet (or described specifically in the notes thereto); (b) obligations and liabilities of the Company incurred since the Balance Sheet Date in the Ordinary Course of Business; (c) obligations and liabilities of the Company in respect of Contractual Obligations; and (d) obligations and liabilities of the Company that either individually or in the aggregate will not exceed $25,000.

4.12 Change in Condition. From and after the Balance Sheet Date to and including the date hereof, the Company has conducted its Business only in the Ordinary Course of Business and has maintained the value of its Business as a going concern and, except as set forth on Schedule 4.12, its relationships with customers, distributors, suppliers, vendors, employees, agents and others. Without limiting the generality of the foregoing, except as set forth on Schedule 4.12, which matters have not had and will not have in the aggregate a Material Adverse Effect, since the Balance Sheet Date the Company has not:

(a) Entered into any transaction otherwise than on an arms’ length basis or any transaction with any Existing Stockholder or any Affiliate thereof (other than the Raymond Redemption Agreement and the Connolly Redemption Agreement);

(b) Made any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;

(c) Incurred or otherwise become liable in respect of any Debt, except for borrowings in the Ordinary Course of Business under the Company’s Loan and Security Agreement with Heller Financial, Inc., or become liable in respect of any Guarantee;

(d) Created or suffered the imposition of any Lien upon any assets, whether tangible or intangible, of the Company;

(e) (i) Sold, leased to others or otherwise disposed of any of its assets, (ii) entered into any Contractual Obligation relating to (A) the purchase of any capital stock of or interest in any Person, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination, (iii) canceled or compromised any Debt or claim (other than compromises of accounts receivable in the Ordinary Course of

Business), (iv) waived or released any right of substantial value or (v) instituted, settled or agreed to settle any material Action;

(f) (i) Made any changes in the rate of Compensation of any director, officer, employee, or consultant to, or agent of the Company, except for changes in the Ordinary Course of Business to the compensation of Persons other than directors and officers of the Company, or (ii) paid or agreed to pay any extra Compensation to any such Person (including, without limitation, any such payments to be made in connection with and/or from the proceeds of the transactions contemplated hereby);

(g) Submitted any material bids or proposals to any third party with respect to the Business, or entered into any material contracts, commitments or agreements;

(h) Suffered any material damage, destruction or loss (whether or not covered by insurance) to any of its assets, whether tangible or intangible;

(i) Made any change in its customary methods of accounting or accounting practices, pricing policies or payment or credit practices, or failed to pay any creditor any amount owed to such creditor when due, or granted any extensions of credit other than in the Ordinary Course of Business (it being understood that the consummation of the Reorganization required the Company to change from a cash method to an accrual method of accounting for income tax purposes);

(j) Made any Distributions;

(k) Entered into any Contractual Obligation to do any of the things referred to in clauses (a) through (i) above; and

(l) Suffered or incurred any Material Adverse Effect, nor any event or events which in the aggregate will have a Material Adverse Effect.

4.13 Insurance. Set forth on Schedule 4.13(a) is a list of all liability (including, without limitation, public liability, products liability and automobile liability), workers’ compensation, property, casualty, directors and officers, errors and omissions and other policies by which the Company has been insured since December 31, 1997 and, in the case of liability policies, since December 31, 1995 (the “Insurance Policies”), true and complete copies of which have been furnished to the Investors. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and deductible. Except for the matters set forth on the loss runs annexed to Schedule 4.13(b) and the matters set forth on Schedule 4.13(b), there have been no liability claims which have been made against the Company or, to the Knowledge of the Company, any occurrence which may give rise to any such claim against the Company.

4.14 Transactions with Affiliates. All of the Existing Stockholders are officers, directors or employees of the Company. Except as set forth on Schedule 4.14(a) (together with the Existing Stockholders relationships described in the preceding sentence, the “Affiliate Relationships”), none of the Affiliates of Existing Stockholders (other than the Company) or of the Company is an officer, director, employee, consultant, competitor, customer, distributor, supplier or vendor of the Company. During the two-year period ending on the Closing Date, (a) the terms of the Affiliate Relationships have not been altered in any respect which has had or will have in the aggregate a Material Adverse Effect, and (b) except as set forth on Schedule 4.14(b), there have been no transactions between the Company, on the one hand, and any Existing Stockholder or any Affiliate thereof, on the other hand, other than the Affiliate Relationships and other relationships, Contractual Obligations and transactions the termination or non-continuation of which has not had and will not have in the aggregate a Material Adverse Effect. Except as set forth on Schedule 4.14(c), all transactions between the Company on the one hand, and the Existing Stockholders or any Affiliate thereof on the other hand, which occurred during the periods covered by the Financial Statements are reflected in the Financial Statements at amounts which do not overstate the net worth or net income of the Company as compared with fair market values and prices which would have been charged and paid between parties at arms’ length at the time of the entering into of the transactions in question.

4.15 Tax Matters. Except as set forth on Schedule 4.15:

4.15.1 all Tax Returns that are required to have been filed by or with respect to the Company have been duly and timely filed in accordance with all applicable Legal Requirements and such Tax Returns are true, correct and complete, and no claim has been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction,

4.15.2 all Taxes due and payable (whether or not shown on any Tax Return) in respect of the Company have been paid in full,

4.15.3 the liability of the Company for Taxes (a) did not, as of the date of the most recent financial statements, exceed the accruals for Taxes (excluding any reserve established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), and (b) will not, as of the Closing Date, exceed the accruals for Taxes liability (excluding any reserve established to reflect timing differences between book and

Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto),

4.15.4 except as set forth on Schedule 4.15.4, no Tax Return referred to in Section 4.15.1 has been the subject of examination or audit by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority,

4.15.5 no deficiencies have been asserted or assessments made as a result of any examinations of the Tax Returns referred to in Section 4.15.1 by the IRS and/or a state, local or foreign taxing authority,

4.15.6 there is no action, suit, proceeding, audit, claim, deficiency or assessment pending (or, to the Knowledge of the Company, threatened) with respect to any Taxes of the Company, and there are no Liens on or other security interests in any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than for current Taxes not yet due and payable,

4.15.7 no waivers of statutes of limitations have been given or requested by or with respect to any Taxes of the Company,

4.15.8 no powers of attorney with respect to Taxes of the Company are currently in force,

4.15.9 the Company does not have any equity interest in another entity that is classified for tax purposes as a corporation or partnership,

4.15.10 the Company has not made nor is obligated nor is a party to an agreement that could obligate it to make any compensation-related payments that would not be deductible by reason of Code sections 162, 280G or 404,

4.15.11 the Company does not have any liability for the Taxes of any Person under Treas. Reg. (S) 1.1502-6 (and/or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, or is a party to or bound by any Contractual Obligation relating to any allocation or sharing of Taxes,

4.15.12 the Company has provided to the Investors true, complete, and correct copies of all Tax Returns filed by it with taxing authorities since December 31, 1997 and all requests for extensions or waivers and notices or claims given or received with respect thereto,

4.15.13 the Company has withheld and paid to the IRS or the appropriate state, local or foreign taxing authority all amounts required to be withheld from the wages of the employees, independent contractors, creditors, stockholders or other third parties of the Company under state law, foreign law and the applicable provisions of the Code,

4.15.14 all contributions and other Taxes due from the Company pursuant to any unemployment insurance or workers compensation laws and all sales or use Taxes which are due or payable by the Company prior to the date hereof have been paid in full and will be so paid through the Closing Date, and

4.15.15 no consent to the application of Section 341(f) of the Code has been made by or on behalf of the Company with regard to any assets or property held, acquired or to be acquired by the Company.

4.16 No Illegal Payments, etc. No Existing Stockholder nor the Company, nor any of their respective officers, employees or agents, has (a) directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, governmental employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, in either case (i) which would subject the Company or the Investors to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) the non-continuation of which has had or will have in the aggregate a Material Adverse Effect, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.17 Employee Benefit Plans.

4.17.1 Disclosure. Schedule 4.17 sets forth an accurate, current and complete list of all Plans. With respect to each Plan, the Company has provided to the Investors accurate, current and complete copies of each of the following: (i) where the plan has been reduced to writing, the plan document together with all amendments; (ii) where the plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications; (v) in the case of any plan, if any, that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and a copy of any request for such a determination; (vi) in the case of any funding arrangement, if any, intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies; and (vii) in the case of any plan, if any, for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules attached. No provision of any Plan would result in any limitation on the ability of the Company to terminate the plan.

4.17.2 No Defined Benefit Pension Plans. None of the Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA.

4.17.3 Plan Qualification; Plan Administration; Certain Taxes and Penalties. Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified. Each Plan, including any associated trust or fund, has been administered in accordance with its terms and with all applicable Legal Requirements, and nothing has occurred with respect to any Plan that has subjected or could subject the Company to a liability under Section 409 or Section 502 of ERISA or Chapter 43 of Subtitle D or section 6652 of the Code. Each participant directed Pension Plan is an “ERISA Section 404(c) Plan” within the meaning of Department of Labor Regulation Section 1.404 (c) -1.

4.17.4 All Contributions and Claims and Premiums Paid. Except as set forth on Schedule 4.17.4, all required contributions, assessments and premium payments on account of each Plan have been made. There are no existing (or, to the Knowledge of the Company, threatened) lawsuits, claims or other controversies relating to a Plan, other than routine claims for information or benefits in the normal course. No Plan is the subject of examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

4.17.5 Retiree Benefits; Certain Welfare Plans. Except as set forth on Schedule 4.17.5, other than as required under Section 601 et seq. of ERISA, no Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with a Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt.

4.18 Environmental Matters. There is no Action pending or, to the Knowledge of the Company, threatened, against the Company in respect of (a) noncompliance by the Company with any Environmental Law or (b) release into the environment of any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas, (each a “Hazardous Substance”) on, at or from any property presently occupied or operated by the Company. Except as set forth on Schedule 4.18, there has been no release or threatened release of Hazardous

Substances on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company, other than such releases or threatened releases that in the aggregate have not had and will not have a Material Adverse Effect. Except as set forth on Schedule 4.18, to the Knowledge of the Company, there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States. Except as set forth on Schedule 4.18, to the Knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in quantities that are used by the Company in the Ordinary Course of Business.

4.19 Labor Relations. None of the employees of the Company is represented by a labor union, and no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. To the Knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company, and no demand for recognition of any employees of the Company has been made by or on behalf of any labor organization. Except as set forth on Schedule 4.19, to the Knowledge of the Company, there is no pending or threatened employee strike, work stoppage or labor dispute with respect to any employees of the Company. Except as set forth on Schedule 4.19, there are no controversies or disputes pending between the Company on the one hand and any of its employees on the other hand before any court, commission, board, agency, arbitrator, grievance procedure or any other forum.

4.20 Government Contracts and Subcontracts. Except as set forth on Schedule 4.20, the Company has received no written claims, penalties, or causes or action against the Company the basis of which is an actual or alleged violation of, or noncompliance with, any applicable law, regulation or order (a) related to a Contractual Obligation between the Company and the United States federal government or any other state, local or foreign government or any division or agency of any of the foregoing (a “Government Contract”), which contract relates or related to the Business or (b) related to a Contractual Obligation between the Company and any other party, which Contractual Obligation relates or related to the Business and renders or rendered the Company a subcontractor at any tier to a prime Contractual Obligation with the United States federal government or any other state, local or foreign government or any division or agency of any of the foregoing (a “Government Subcontract”). Except as set forth on Schedule 4.20, to the Company’s Knowledge, there is no reasonable basis for any claim, penalty or cause of action against the Company alleging a violation of, or noncompliance with, any applicable law, regulation or order related to any Government Contract or Government Subcontract to which the Company is a party and that relates or related to the Business, except for such claims, penalties or causes of action as do not, in the aggregate, have a Material Adverse Effect. For purposes of this Section 4.20, claims, penalties and causes of action alleging a violation of, or noncompliance with, any applicable law, regulation or order include, but are not limited to, those purporting to be based on failure to comply with cost accounting standards, allowable costs, allocation of costs, omissions or errors in disclosure statements, or defective pricing.

4.21 Officers, Directors and Employees. Schedule 4.21(a) sets forth: (a) the name, title and total compensation of each officer and director of the Company (after giving effect to the Reorganization); (b) the name, title and total compensation of each other employee, consultant, agent or other representative of the Company (after giving effect to the Reorganization) whose current or committed annual rate of compensation (including bonuses and commissions) exceeds $70,000. Except as set forth on Schedule 4.21(b) and except for Barry Raymond and Jerry Connolly, none of such persons has stated orally or in writing that he or she will cancel or otherwise terminate such person’s relationship with the Company.

4.22 Customers and Suppliers. Except as set forth on Schedule 4.22, since the Balance Sheet Date, (a) no significant customer (or group of customers which in the aggregate is significant) of the Business has given the Company notice or, to the Knowledge of the Company, has taken any other action which has given the Company any reason to believe that such customer (or group of customers) will cease to purchase services or reduce significantly the amount of services purchased from the Company and (b) no significant vendor (or group of vendors which in the aggregate is significant) of the Business has given the Company notice or, to the Knowledge of the Company, has taken any other action which has given the Company any reason to believe that such vendor (or group of vendors) will cease to supply or adversely change its price or terms to the Company of any products or services.

4.23 Customer Warranty Coverage. Schedule 4.23 contains a complete list and description of all express warranty coverages (including terms of such coverages, expiration dates, and estimated amounts of liability) extended by Company for repair or replacement of defective products or service related to the Business, as of the date indicated thereon, other than those contained in Contractual Obligations listed on Schedule 4.10.1. The Company has not received written notice of any outstanding, pending or threatened claims based on such warranty coverage, except as set forth on Schedule 4.23.

4.24 Key-Man Life Insurance. The Company has in place a “key-man” life insurance policy, in the amount of six million ($6,000,000), on Nooruddin S. Karsan such policy being payable to the Company.

4.25 Financial Advisory, Finder’s or Broker’s Fees. Except for the Shattan Group LLC and Robert W. Baird & Co., no financial advisor, finder agent or similar intermediary (a “Financial Advisor”) has acted on behalf of the Existing Stockholders or the Company in connection with this Agreement or the transactions contemplated hereby, and, except for the aggregate fee of one million three hundred sixty-two thousand dollars ($1,362,000) to be paid to the Shattan Group LLC and Robert W. Baird & Co., there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Existing Stockholders or the Company or on any action taken by the Existing Stockholders or the Company.

4.26 No Governmental Consent or Approval Required. Except as disclosed on Schedule 4.26 and except for (a) filings required by the HSR Act, if any, and (b) federal or state securities law filings which have been made or which will be made in a timely manner, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority or any other Person is required for or in connection with the valid and lawful (i) authorization, execution and delivery of any of the Transaction Documents by the Company or (ii) the authorization, issuance, sale and delivery of the Purchased Securities by the Company.

4.27 Disclosure. Neither this Agreement (including, without limitation, the Schedules hereto) nor the Financial Statements, the Offering Memorandum (taken as a whole), nor any certificate furnished or to be furnished by or on behalf of the Company or the Existing Stockholders, contains or will contain any untrue statement of a material fact. This Agreement (including, without limitation, the Schedules hereto), the Financial Statements and the Offering Memorandum do not, considered as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

In order to induce the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each Investor represents and warrants, severally as to itself, to the Company as follows:

5.1 Corporate Matters. Each Investor that is not a individual is a corporation, limited partnership, general partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and each Investor has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

5.2 Authorization and Enforceability. Each of this Agreement, the Stockholders Agreement and a Call Right Agreement has been duly authorized, executed and delivered by such Investor that is a party thereto, and is Enforceable against such Investor.

5.3 Non-Contravention, etc. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any Contractual Obligation of or the agreement of limited partnership of such Investor or any Legal Requirement applicable to such Investor. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person, including, without limitation, any party to any Contractual Obligation of the Investor, is required to be obtained or made by or on behalf of the Investor in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by such Investor, except for (a) filings required by the HSR Act, if any, and (b) items which shall have been obtained or made and shall be in full force and effect at the Closing.

5.4 Investment Intent. Such Investor is acquiring the Purchased Securities or the Shattan Warrants for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Such Investor is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, and the Investor can bear the risk of loss of the entire value of its investment in the Company. Such Investor acknowledges that the Purchased Securities have not been registered or qualified under any federal or state securities laws, and may not be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless they are registered under the Securities Act of 1933 and any applicable “Blue Sky” laws of any state or an exemption from such registration is available and that the Company, in issuing the stock and securities hereunder is relying upon, among other things, the representations and warranties of such Investor contained in this Section 5. Such Investor has been provided access to such information and documents regarding the Company as the Investor has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement and the Purchased Securities.

5.5 Finder’s or Broker’s Fees. Such Investor represents and warrants to the Company that no Financial Advisor has acted on behalf of such Investor in connection with this Agreement or the transactions contemplated hereby and that there are no brokerage commissions, finders’ fees, or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Investor or on any action taken by such Investor.

6.	CERTAIN AGREEMENTS OF THE PARTIES.

6.1 Exclusivity. Until the earlier of December 31, 1999 and a termination by Parthenon pursuant to Section 11.1(a) or such date as the parties may otherwise agree in writing upon (the “Exclusivity Period”), the Company will not and will cause all employees, representatives and agents of the Company not to, directly or indirectly, solicit or initiate or enter into discussions or transactions or Contractual Obligations with or encourage or provide any information to any Person (other than the Investors and its designees) concerning any sale of stock by (or by the stockholders of), or any merger or share exchange or sale or other disposition of securities or substantial assets or recapitalization or any similar transaction involving, the Company. During the Exclusivity Period, the Company will notify Parthenon immediately upon becoming aware that any Person has made any proposal, offer, inquiry, or contact with respect to any such transaction.

6.2 Access to Premises and Information. Prior to the Closing, the Company will permit the Investors and their prospective investors and lenders and their respective authorized representatives to have full access to their premises and documents, books and records and to make copies during normal business hours of such financial and operating data and other information with respect to the Company as the Investors, such investors or lenders, or any of their representatives shall reasonably request. The Company will cause to be delivered such additional information and copies of documents, books and records relating to the Company as may be reasonably requested by the Investors, such investors or lenders, or any of their representatives.

6.3 Operation of Business in the Ordinary Course. On and prior to the Closing Date, the Company will conduct the Business only in the Ordinary Course of Business, and will use all commercially reasonable efforts to maintain the value of the Business as a going concern and the relationships of the Company with customers, suppliers, vendors, employees, agents and others. Without limiting the generality of the foregoing, except for the transactions specifically contemplated hereunder or as set forth on Schedule 6.3 and except for its continuing negotiation for the disposition of its temporary and “temporary to permanent” staffing division, without the written consent of Parthenon, from and after the date hereof the Company will conduct itself so that the Company would not be in violation of Section 4.12 of this Agreement if such Section were applicable during the period from and after the date hereof to and including the Closing Date.

6.4 Certain Notices of Material Developments, etc. Prior to the Closing, the Company will give the Investors written notice of any material development affecting the Business, or the financial condition or prospects of the Company; provided, however, that no such disclosure shall be deemed to amend any Schedule hereto, or prevent or cure any breach of or inaccuracy in, or disclose any exception to, any of the representations and warranties set forth herein. Prior to the Closing, each party will give the other prompt written notice upon becoming aware of any breach of or inaccuracy in any representation or warranty of such notifying party; provided, however, that no such disclosure shall be deemed to amend any Schedule hereto, or prevent or cure any breach of or inaccuracy in, or disclose any exception to, any of the representations and warranties set forth herein.

6.5 Preparation for Closing. Each party will use all commercially reasonable efforts to bring about the fulfillment of each of the conditions precedent set forth in this Agreement and to consummate the transactions contemplated in the Recitals.

6.6 Expenses of Transaction. All costs and expenses (including legal fees and expenses) incurred by the Investors and the Company in connection with this Agreement and the transactions contemplated hereby (including the senior credit facility with Fleet National Bank) shall be paid by the Company.

6.7 Public Announcement. No public announcement shall be made by any party with respect to the consummation of the transactions contemplated hereby or the terms thereof without the prior consent of the Investor and the Company; provided, however, that this Section 6.7 shall not prohibit (a) any disclosure by any Investor in the ordinary course to any of its investors, (b) any disclosure required by law, or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

6.8 Confidentiality Covenants of the Company. The Company will not, and will cause its Affiliates not to, at any time after the Closing, directly or indirectly, without the prior written consent of Parthenon, disclose or use, in any way harmful to the Investors, or otherwise contrary to the interests of the Investors, any confidential or proprietary information involving or relating to any Investor; provided, however, that the information subject to the foregoing provisions of this sentence shall be deemed not to include any information known generally in the industry (other than as a result of disclosure in violation hereof by either the Company or any such Affiliate thereof); and provided, further, that the provisions of this Section 6.8 shall not prohibit any retention of records or disclosure required by law or made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

6.9 Management Option Plan. As soon as reasonably possible following the Closing, the Company agrees to establish an option plan for the purpose of granting options to members of the Company’s management, including options to acquire 7,000 shares of Class A Common Stock to be granted to individuals designated by the Company’s Board of Directors following the Closing.

6.10 Senior Credit Facility. On or before December 24, 1999, the Company shall have entered into a senior credit facility with Fleet National Bank, in accordance with the terms described in the commitment letter of Fleet National Bank dated December 15, 1999, and otherwise on terms reasonably satisfactory to Parthenon.

6.11 “Key-Man” Life Insurance. Within 90 days of the Closing, the Company shall have obtained a “key-man” life insurance policy on Nooruddin S. Karsan, such policy being payable to the Company, in the amount of four million ($4,000,000), such policy to contain such other terms and from such insurer as may be reasonably satisfactory to the Investors or shall have increased its current key-man life insurance policy to provide for a total of ten million ($10,000,000) in key-man life insurance.

7.	CONDITIONS TO THE OBLIGATION TO CLOSE OF THE INVESTORS.

The obligations of the Investors to consummate the transactions contemplated by this Agreement and complete the Closing are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by each Investor in its sole discretion:

7.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made at and as of the Closing (except that representations and warranties made as of a specific date shall continue to be true and correct as at such date). The Company shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied prior to the Closing. The Company shall have furnished to the Investors an unqualified certificate, dated the Closing Date, to the effect that the conditions specified in this Section 7.1 have been satisfied.

7.2 No Material Adverse Change. Without limiting the generality of Section 7.1, since the Balance Sheet Date, no Material Adverse Effect shall have occurred, nor shall any event or events have occurred which could reasonably be expected in the aggregate to have a Material Adverse Effect.

7.3 Consents, Approvals, etc. To the extent required thereunder, the Company shall have secured written consents or waivers under all Contractual Obligations in a manner reasonably satisfactory in form and substance to the Investors, necessary to permit the consummation of the transactions contemplated hereby or otherwise reasonably requested by the Investors. The Company shall have caused to have been obtained or made and be in full force and effect all approvals, consents, waivers, authorizations and other orders of, and declarations, filings, registrations, qualifications and recordings with, any Governmental Authority (the “Government Approvals”) necessary to be obtained or made by the Company, in order to permit the consummation of the transactions contemplated hereby or otherwise reasonably requested by the Investors.

7.4 Transaction Agreements. The parties thereto, other than the Investors, shall have executed and delivered the Stockholders Agreement, Registration Rights Agreement, each Investor Put Agreement and each Call Right Agreement. The Company shall have filed the Amended and Restated Articles of Incorporation. Existing Stockholders (other than Barry Raymond and Jerry Connolly) who hold Class A Common Stock of RK Holdings’ immediately prior to the Closing which represents at least 80% of the outstanding Class A Common Stock of RK Holdings immediately prior to the Closing (assuming the redemption of all common stock held by Barry Raymond and Jerry Connolly) shall have executed and delivered the Stockholders Agreement.

7.5 Indebtedness. All obligations of the Company in respect of Debt outstanding immediately prior to the closing shall be prepaid in full by the Company.

7.6 Litigation. No action or proceeding shall have been instituted at or prior to the Closing before any court, arbitrator or other governmental body by any Person or instituted or threatened by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby or against the Company, any Existing Stockholder or any Investor, the result of which could prevent or make illegal the consummation of any such transaction or could otherwise have a material adverse effect on any Investor or have a Material Adverse Effect.

7.7 Corporate Proceedings. All corporate proceedings, including the Reorganization of the Company described in the Preamble, required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Investors. The Investors shall have received copies of officers’ certificates, secretary’s certificates, good standing certificates, incumbency certificates and other customary closing documents as the Investors may reasonably request in connection with the transactions contemplated hereby.

7.8 Opinion of Counsel. The Company shall have furnished the Investors with a favorable opinion of Pepper Hamilton, LLP in form and substance reasonably satisfactory to each Investor or its counsel.

7.9 Redemption of Stock. The Company shall have redeemed all the capital stock owned by Barry Raymond and Jerry Connolly pursuant to the Raymond Redemption Agreement and the Connolly Redemption Agreement for an aggregate price of $7,338,564 on terms reasonably satisfactory to the Investors.

7.10 Financing. The Company shall have obtained a firm commitment letter from Fleet National Bank for a senior credit facility in a minimum principal amount of $10 million in a form and on terms reasonably satisfactory to Parthenon.

7.11 Management Agreement. The Company and Parthenon Capital, Inc. shall enter into a Management Agreement in substantially the form of Exhibit G attached hereto.

8.	CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY.

The obligation of the Company to consummate the transactions contemplated by this Agreement and complete the Closing are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Company in its sole discretion:

8.1 Representations, Warranties and Covenants. All representations and warranties of the Investors contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if made at and as of the Closing (except that representations and warranties made as of a specific date shall continue to be true and correct as at such date). Each Investor shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by such Investor at or prior to the Closing. Each Investor shall have furnished to the Company an unqualified certificate, dated the Closing Date, to the effect that the conditions specified in this Section 8.1 have been satisfied.

8.2 Consents, Approvals, etc. Each Investor shall have secured written consents or waivers under all Contractual Obligations of such Investor, in a manner reasonably satisfactory in form and substance to the Company, necessary to permit the consummation of the transactions contemplated hereby or otherwise reasonably requested by the Company. Each Investor shall have caused to have been obtained or made and be in full force and effect all Government Approvals necessary to be obtained or made by such Investor, in order to permit the consummation of the transactions contemplated hereby or otherwise reasonably requested by the Company.

8.3 Transaction Agreements. Each Investor shall have executed and delivered the Stockholders Agreement and each of Parthenon, Shad Run and TSG shall have executed and delivered a Call Right Agreement.

8.4 Corporate Proceedings. All partnership or limited liability company proceedings required to be taken on the part of each Investor in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Company. The Company shall have received copies of officers’ certificates, secretary’s certificates, good standing certificates, incumbency certificates and other customary closing documents as the Company may reasonably request in connection with the transactions contemplated hereby.

8.5 Opinion of Counsel. Parthenon Investors shall have furnished the Company with a favorable opinion of Ropes & Gray in form and substance reasonably satisfactory to the Company or its counsel.

9.	INDEMNIFICATION.

9.1 Indemnification. Subject to the limitations set forth in this Section 9, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Investors, their officers, directors, employees, agents and Affiliates (collectively, the “Investor Indemnitees”), from, against and in respect of any Losses arising from or related to any of the following:

9.1.1 any breach or default in performance by the Company of any covenant or agreement contained in this Agreement or any Transaction Agreement; and

9.1.2 any breach of any representation or warranty made by the Company in this Agreement, any Transaction Agreement or in any certificate, instrument or other document delivered by or on behalf of the Company pursuant hereto or thereto (as each such representation or warranty would read if all qualifications as to materiality (including without limitation in the definition of Material Adverse Effect) were deleted therefrom).

9.2 Limitations. The Company shall not have any obligation to indemnify any Investor Indemnitee pursuant to Section 9.1 unless and until the aggregate of all such individual Losses incurred or sustained by all Investor Indemnitees in respect of Section 9.1 exceeds $150,000, whereupon the Company shall be obligated in respect of all such Losses; provided, however, that the foregoing limitation shall not apply to Losses arising from (a) any claim with respect to the representations and warranties contained in Section 4.2 or (b) any claim based upon fraud or intentional misrepresentation.

9.3 Nature and Survival of Claims; Time Limits. All representations and warranties made herein or in any Transaction Agreement or pursuant hereto or thereto or in connection with the transactions contemplated hereby and thereby shall, regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, survive the Closing and continue in effect until the thirty-sixth (36th) month anniversary of the Closing Date except for representations and warranties contained in Sections 4.2 and 5.3, which will continue in full force and effect indefinitely, and except for the representations and warranties contained in Section 4.5, 4.15, 4.16 and 4.17.3 which shall survive until sixty (60) days following the expiration of the applicable statute of limitations. Any claim for indemnification pursuant to this Section 9 as a result of any breach of representation or warranty must be made within the period of time during which such representation or warranty survives the Closing. Any claim described in the preceding sentence made within the applicable time period (and, to the extent of such claim, any representation or warranty upon which such claim is based) shall survive thereafter until such claim is finally resolved. For purposes of this Section 9, any claim for indemnification shall be duly made by giving written notice of such claim to the Company. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely.

10.	DEFINITIONS.

10.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
“Affiliate Relationships”	Section 4.14
“Agreement”	Preamble
“Assets”	Section 4.4
“Cash Adjustment”	Section 2.4
“Cash Investment”	Section 2.1
“Cash Warrants”	Recitals
“Class A Common Stock”	Recitals
“Class A Warrants”	Recitals

“Class B Common Stock”	Recitals
“Class B Warrants”	Recitals
“Closing”	Section 3.1
“Closing Date”	Section 3.1
“Company”	Preamble
“Connolly Redemption Agreement”	Recitals
“Exclusivity Period”	Section 6.1
“Final Termination Date”	Section 11.1
“Financial Advisor”	Section 4.25
“Financial Statements”	Section 4.3.1
“Government Approvals”	Section 7.3
“Government Contract”	Section 4.20
“Government Subcontract”	Section 4.20
“Hazardous Substance”	Section 4.18
“Insurance Policies”	Section 4.13
“Intangibles”	Section 4.9
“Interim Financials”	Section 4.3.1.
“Investor”	Preamble
“Investor Warrants”	Recitals
“IRS”	Section 4.15.4
“Leases”	Section 4.7.2
“Losses”	Section 9.1
“Pro Formas”	Section 4.3.1
“Projections”	Section 4.3.1
“Put Right”	Recitals
“Purchased Securities”	Recitals
“Raymond Redemption Agreement”	Recitals
“Reorganization”	Recitals
“Seller Warrants”	Section 2.2
“Shattan Warrants”	Recitals
“Six Month Financials”	Section 4.3.1
“Warrant”	Recitals
“Year End Financials”	Section 4.3.1

10.2 Certain Definitions. The following terms shall have the following meanings:

“1999 Continuing Revenue” shall be calculated based upon amounts included in the 1999 Financial Statements and shall mean the amount calculated by subtracting (i) revenue of the Discontinued Businesses from (ii) total revenues of the Company; provided, however, that revenue of the Discontinued Businesses referred to in (i) shall not include the revenue of Discontinued Businesses that are accounted for as discontinued operations in accordance with GAAP.

“1999 Financial Statements” shall mean the audited combined financial statements as of and for the year ended December 31, 1999, together with the footnotes thereto and the unqualified report thereon by the Company’s independent accountants. The audited combined financial statements as of and for the year ended December 31, 1999 are to be prepared in accordance with GAAP, consistently applied in relation to the Financial Statements.

The Company’s independent accountants for the purposes of the 1999 Financial Statements shall be a “Big Five” public accounting firm.

“Action” shall mean any action, cause of action or suit (in contract or tort or otherwise), arbitration or other proceeding by or before any Governmental Authority.

“Adjusted EBITDA” shall mean EBITDA:

(i)	plus or minus the amount of EBITDA of the Discontinued Businesses to the extent that EBITDA has been reduced or increased, respectively, thereby. The amount of EBITDA of the Discontinued Businesses must be calculated in accordance with GAAP, on a basis that is consistent with the preparation of the Financial Statements and 1999 Financial Statements, and in a manner that is consistent with the Company’s historical calculations of EBITDA of the Discontinued Businesses. Only expenses directly attributable to the Discontinued Businesses should be included in the calculation of EBITDA; in no event shall any allocations of general corporate or other expenses be included in such calculation;

(ii)	plus a pro forma adjustment of $200,000, representing Barry Raymond’s 1999 annual compensation;

(iii)	plus or minus adjustments (i) to eliminate the effects of expenses which were excessive or insufficient in prior periods and (ii) to eliminate the effects of policies or approaches used in preparation of the December 31, 1999 audited financial statements that are different from historic practices or future practices of the Company.

“Affiliate” shall mean, as to any specified Person at any time, (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person at such time, (ii) each Person who is or has been within two years prior to the time in question an officer, director or direct or indirect beneficial holder of at least 5% of any class of the outstanding capital stock or other equity interests of such specified Person and the Members of the Immediate Family of each such officer, director or holder, and (iii) each Person of which such specified Person or an Affiliate (as defined in clauses (i) or (ii) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest at such time; provided, however, that from and after the

Closing, the Company, the Existing Stockholders and each of their Affiliates shall be deemed not to be Affiliates of the Investor, and the Investor shall be deemed not to be an Affiliate of the Company or the Existing Stockholders and such Persons, for any purposes of this Agreement. With respect to any natural Person, “Affiliate” shall also include without limitation Members of the Immediate Family of such natural Person.

“Balance Sheet Date” shall mean June 30, 1999.

“Business” shall mean the business of the Company, including, without limitation, as such business is reflected in the Offering Memorandum.

“By-laws” shall mean by-laws and other similar provisions (other than the Charter) relating to the management, governance or internal regulation of a Person (other than an individual) or interpretative of the Charter of such Person, each as from time to time in effect.

“Call Right Agreement” shall mean a Call Right Agreement dated the Closing Date between the Company and each of Parthenon, Shad Run and TSG substantially in the form attached hereto as Exhibit H.

“Charter” shall mean the certificate or articles of incorporation or organization, operating agreement, statute, constitution, joint venture or partnership agreement or articles or other charter or governing documents of any Person (other than an individual), each as from time to time in effect.

“Code” shall mean the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Compensation,” as applied to any Person, shall mean all salaries, compensation, remuneration or bonuses, and all retirement, vacation, insurance or other fringe benefits paid or provided, directly or indirectly, by the Company to such Person or Members of the Immediate Family of such Person.

“Contractual Obligation” shall mean, with respect to any Person, any contract, agreement, understanding, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

“Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of

Business), (iv) under capital leases and (v) in the nature of Guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Discontinued Businesses” shall mean (i) the business of developing, marketing, licensing, installing and maintaining the searcher software product, which the Company refers to as its searcher business, (ii) the business of supplying customers with light industrial and clerical workers on a temporary basis, which the Company refers to as its temporary staffing business, (iii) the business of performing contingency and retainer-based searches for physical therapists for the home health industry, which the Company refers to as its home health business, (iv) the business of implementing enterprise resource planning software in Puerto Rico, and (v) the permanent placement revenue and expenses directly generated by Lamb, Dimke, Brooks and Zemper. Notwithstanding this definition, none of these businesses will be considered Discontinued Businesses for purposes of calculating Adjusted EBITDA if these businesses have not been disposed of or otherwise shutdown by February 28, 2000.

“Distribution” shall mean, with respect to the capital stock of or other evidence of beneficial interest in any Person, (i) the declaration or payment of any dividend on or in respect of any shares of any class of such capital stock or beneficial interest; (ii) the purchase, redemption or other retirement of any shares of any class of such capital stock or beneficial interest, directly, or indirectly through a Subsidiary or otherwise; (iii) any other distribution on or in respect of any shares of any class of such capital stock or beneficial interest, or on or in respect of any stock appreciation or similar right, and (iv) any payment or other transfer of all or any part of any interest in any asset to any Affiliate, other than the Company.

“Employee Plan” shall mean any plan, program, agreement, policy or arrangement (a “plan”), whether or not reduced to writing, that is (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”); (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe- benefit plan.

“Enforceable” shall mean, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Existing Stockholders” shall mean all stockholders and optionholders of the Company (other than the Investors) at the time of the Closing, it being understood that Barry Raymond and Jerry Connolly will not be stockholders of the Company at the time of Closing.

“GAAP” shall mean United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other such statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect for the relevant time period.

“Governmental Authority” shall mean any U.S. Federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, board, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

“Government Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantee” shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investment” shall mean (i) any share of capital stock, partnership or other equity interest, evidence of indebtedness or other security issued by any other Person, (ii) any loan, advance, prepayment or extension of credit to, or contribution to the capital of, any other Person (other than the creation of receivables which comply with the provisions of Section 4.5 hereof), (iii) any acquisition of a business of any other entity or (iv) any commitment or option to make any Investment.

“Investor Put Agreement” shall mean an Investor Put Agreement dated the Closing Date between the Company and each of Parthenon, Shad Run and TSG substantially in the form of Exhibit I.

“Knowledge” shall mean, with respect to a Person, the knowledge after reasonable inquiry of the specified Person. In the case of the knowledge of the Company, knowledge shall include the knowledge after reasonable investigation of Rudy Karsan, Barry Raymond, Bill Erickson, Don Volk, Elliot Clark, Tom Connolly, Greg Gunther, Kevin Hudson, Troy Kanter, Grant Parker, and Anita Sakuru.

“Legal Requirement” shall mean any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

“Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of such property or impair its use in the Business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due and (vi) restrictions on transfers of securities imposed by applicable state and federal securities laws.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, prospects, or condition, financial or otherwise, of the Company.

“Members of the Immediate Family,” with respect to any individual, shall mean each spouse, parent, aunt, uncle, brother, sister or child of such individual, each spouse of any such Person, each child of any of the aforementioned Persons, each trust created in whole or in part for the benefit of one or more of the aforementioned Persons and each custodian or guardian of any property of one or more of the aforementioned Persons.

“Offering Memorandum” means the Company’s Confidential Private Placement Memorandum dated September 1999 for the Class B Common Stock With Warrants of RK Holdings.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity, timing and frequency).

“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity, and any government, governmental department or agency or political subdivision thereof.

“Plan” shall mean any Employee Plan to which the Company contributes or is obligated to contribute, or under which the Company has or may have any liability for contributions, premiums or benefits, or which benefits any current or former employee director or independent contractor of the Company or the beneficiaries of any such person.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated the Closing Date among the Company and the Investors substantially in the form attached hereto as Exhibit J.

“Stockholders Agreement” shall mean the Stockholders Agreement dated the Closing Date among the Company, the Investors, the Existing Stockholders who hold Class A Common Stock immediately prior to the Closing which represents at least 80% of the outstanding Class A Common Stock immediately prior to the Closing (assuming the redemption of all common stock held by Barry Raymond and Jerry Connolly, substantially in the form attached hereto as Exhibit K.

“Subsidiary” shall mean any Person of which any other specified Person shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which any other specified Person is a general partner or joint venturer without limited liability.

“Tax or Taxes” shall mean any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Liability” shall mean any Tax or Taxes owed by the Company or by any company acquired by the Company through merger prior to the date hereof and/or any Tax or Taxes owed as a result of the Company’s acquisition of any of the aforementioned companies.

“Tax Return” shall mean all federal, state, local and foreign Tax returns, Tax reports, claims for refund of Tax and declarations of estimated Tax, or other statement relating to Taxes and any schedule or attachments to any of the foregoing.

“Transaction Agreements” shall mean this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Call Right Agreements, the Investor Put Agreements, the Investor Warrants, and the Company’s Amended and Restated Articles of Incorporation.

11.	TERMINATION.

11.1 Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

(a) Parthenon may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event there has been a material breach of any representation or warranty made by the Company in this Agreement (including, without limitation, the Schedules hereto) or a material breach by the Company of any covenant or agreement made in, or any duty with respect to, this Agreement (including, without limitation, the Schedules hereto).

(b) The Company may terminate this Agreement by giving written notice to the Investors at any time prior to the Closing in the event there has been a material breach of any representation or warranty made by the Investors in this Agreement (including, without limitation, the Schedules hereto) or a material breach by the Investors of any covenant or agreement made in, or any duty with respect to, this Agreement (including, without limitation, the Schedules hereto).

(c) The Investors may terminate this Agreement by giving written notice to the Company at any time after 5:00 p.m. on December 31 (the “Final Termination Date”) but prior to the Closing if the Closing shall not have occurred by such time by reason of the failure of any condition set forth in Section 7 hereof to be satisfied (unless the failure results primarily from one or more breaches or violations of this Agreement by the Investor or inaccuracies in representations of the Investors hereunder).

(d) The Company may terminate this Agreement by giving written notice to the Investors at any time after 5:00 p.m. on the Final Termination Date but prior to the Closing if the Closing shall not have occurred by such time by reason of the failure of any condition set forth in Section 8 hereof to be satisfied (unless the failure results primarily from one or more breaches or violations of this Agreement by the Company or inaccuracies in representations of the Company hereunder).

11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that no termination of this Agreement shall relieve any party of liabilities in respect of any breaches or violations of this Agreement or any duty with respect hereto by such party or any inaccuracies in any representations by such party hereunder prior to termination.

12.	MISCELLANEOUS.

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

12.3 Amendment or Waiver. The parties hereto may not amend, modify or waive any provision of this Agreement except by a written instrument executed by the Investor and the Company. No waiver of any provision of this Agreement (a) shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), (b) shall constitute a continuing waiver unless otherwise expressly provided therein or (c) shall be effective unless in writing.

12.4 Notices. Any notices or other communications required or permitted hereunder shall be effective if in writing and delivered personally or sent by overnight courier addressed as follows:

If to the Company to	Raymond Karsan Holdings, Inc. 170 South Warner Road Wayne, PA 19087 Attention: Nooruddin S. Karsan

With a copy to:	Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103-2799
Attention: Barry Abelson

If to Parthenon to:	Parthenon Investors, L.P.
200 State Street
Boston, MA 02109
Attention: Archie Jones

With a copy to:	Ropes & Gray
One International Place
Boston, MA 02110
Attention: Daniel S. Evans

If to Shad Run:	Shad Run Investments, Inc.
3512 Clay Street
San Francisco, CA 94118
Attention: Sara M. Hendrickson

With a copy to:	Haythe & Curley
237 Park Avenue
New York, NY 10017
Attention: Andrew J. Beck

If to TSG Co-Investors,	TSG Co-Investors, LLC
Shattan, Thomas S. Shattan,	The Shattan Group, LLC
Gregory E. Mendel or	Thomas S. Shattan
G. Kevin Fechtmeyer to:	Gregory E. Mendel
G. Kevin Fechtmeyer
590 Madison Avenue
New York, NY 10022
Attention: G. Kevin Fechtmeyer

With a copy to:	Morrison Cohen Singer & Weinstein, LLP
750 Lexington Avenue
New York, NY 10022
Attn: Robert Londin

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally or (b) one business day after being sent by overnight courier, if sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12.5 Survival, etc. All representations, warranties, covenants and agreements made by or on behalf of any party hereto in this Agreement (including, without limitation, the Schedules hereto), or pursuant to any document, certificate, financial statement or other instrument referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been material, of independent significance and relied upon by the parties hereto, notwithstanding any investigation made by or on behalf of any of the parties hereto or any opportunity therefor or any actual or constructive knowledge thereby obtained, and shall survive the execution and delivery of this Agreement and the Closing as provided herein (subject to Section 9.3 hereof).

12.6 Headings, etc. Section and subsection headings are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. This Agreement shall be deemed to express the mutual intent of the parties, and no rule of strict construction shall be applied against any party.

12.7 Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document shall be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule. The parties hereto intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

12.8 Transfer Taxes. The Company shall pay any stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes arising under any Legal Requirement in connection with the transactions contemplated hereby on the Closing Date.

12.9 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted by applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

12.11 Certain Costs and Expenses. In the event that the transactions contemplated by this Agreement and the other Transaction Agreements shall be consummated, the Company agrees to pay, on demand, all future reasonable out-of-pocket expenses and costs of the Investor (including reasonable attorney and other professional fees and expenses) incurred in connection with its investment in the Purchased Securities, including without limitation in connection with (a) any amendment or waiver of, or consent under, this Agreement or any other Transaction Agreement (whether or not the same becomes effective), or the Investors’ consideration of the same, (b) the service by employees of the Investors on the Board of Directors of the Company or the provision of any consulting, advisory or other services to the Company and (c) the exercise or performance, or the preservation or enforcement, of its rights under this Agreement or any other Transaction Agreement.

12.12 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no party may transfer or assign any of its rights or obligations hereunder without the consent of the other party, and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder, provided, further however, that each Investor may assign all or part of its rights hereunder to any co-investment fund or Affiliate, and provided, further however, that effective upon or after the Closing, the Company may transfer or assign its rights or obligations hereunder to the lender or lenders who provide financing in connection with the transactions contemplated hereby. Except as expressly provided herein, this Agreement shall not confer any right or remedy upon any Person other than the parties and their respective transferees, successors and assigns.

12.13 Set-Off. Amounts owing by one party hereto to another party hereto under any provision of this Agreement (including without limitation Section 9) or any other Transaction Agreement may be set-off against any amounts owing by the second party to the first party under any provision of this Agreement (including without limitation Section 9) or any other Transaction Agreement.

12.14 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the non-exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania or the United States District Court located in the District of Pennsylvania for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Pennsylvania law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.4 hereof is reasonably calculated to give actual notice.

12.15 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OF ANY TRANSACTION AGREEMENT OR THE SUBJECT MATTER HEREOF OF THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE COMPANY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE INVESTORS THAT THIS SECTION 12.15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE INVESTORS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, THE TRANSACTION AGREEMENTS AND ANY OTHER AGREEMENTS RELATING HERETO OR THERETO OR CONTEMPLATED HEREBY OR THEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, as of the date first above written.

THE COMPANY:	RAYMOND KARSAN HOLDINGS, INC.

	By:	/s/ NOORUDDIN KARSAN
	Name:	Nooruddin Karsan
	Title:	Chief Executive Officer

THE INVESTORS:	PARTHENON INVESTORS, L.P.

	By:	/s/ JOHN RUTHERFORD
	Name:	John Rutherford
	Title:	Managing Director

PCIP INVESTORS, a Delaware general partnership

By:	/s/ JOHN RUTHERFORD
Name:	John Rutherford
Title:	Partner

JMH PARTNERS CORP.

By:	/s/ W. ANTHONY BROOKE
Name:	W. Anthony Brooke
Title:	Chairman

SHAD RUN INVESTMENTS, L.P.

By:	Shad Run Investments, Inc General Partner

By:	/s/ SARA M. HENDRICKSON
Name:	Sara M. Hendrickson
Title:	President

TSG CO-INVESTORS, LLC

By:	/s/ G. KEVIN FECHTMEYER
Name:	G. Kevin Fechtmeyer
Title:	Vice President

THE SHATTAN GROUP, LLC

By:	/s/ G. KEVIN FECHTMEYER
Name:	G. Kevin Fechtmeyer
Title:	Managing Director

THOMAS S. SHATTAN

/s/ THOMAS S. SHATTAN

GREGORY E. MENDEL

/s/ GREGORY E. MENDEL

G. KEVIN FECHTMEYER

/s/ G. KEVIN FECHTMEYER